Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1
(Form Type)

Going International Holding Company Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001 per share	Rule 457(o)	—	—	$20,000,000.00	0.00014760	$2,952.00
	Total Offering Amounts					$20,000,000.00		$2,952.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,952.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.